October 29, 2012

Mr. J. Kent Masters
3B rue Tabazan
1204 Geneva, Switzerland

Dear Mr. Masters:

RE: First Amendment to Letter Agreement

We refer to the letter agreement (the “Letter Agreement”), dated July 21, 2011, between you and FOSTER WHEELER INC., a Delaware corporation (the “Company”) relating to your employment as Chief Executive Officer of Foster Wheeler AG (the “Parent”).

The Parent is relocating its corporate headquarters from Geneva, Switzerland, to Reading, England (“Reading”), and, in connection with this relocation, the primary location at which you are required to perform your duties will be transferred from Geneva, Switzerland to Reading (the “Relocation”). The parties acknowledge that the Relocation could constitute a material negative change in the employment relationship such you would have the right to resign your employment for “Good Reason” pursuant to Section 13.d of the Letter Agreement, but you have agreed to waive your right to resign for Good Reason in connection with the Relocation.

In order to reflect the foregoing, and to make certain changes to the Letter Agreement to take into account the Relocation, this letter amendment agreement (the “First Amendment”) hereby amends the Letter Agreement as follows, effective as of March 1, 2013 (the “Reading Move Date”) except and to the extent a different effective date is set forth below:

1.	The second paragraph of Section 2 of the Letter Agreement is hereby amended to read as follows:

“The duties to be performed by you shall be performed primarily at Foster Wheeler Energy Limited (“FWEL”) offices in the Reading, England area, subject to reasonable travel requirements consistent with the nature of your duties from time to time on behalf of the Company. You shall keep a residence within reasonable daily commute of the Reading, England area throughout the Term. You will be seconded to FWEL, or to such other affiliate of the Company as the Company determines and shall continue to remain an employee of the Company.”

2.	Section 7 of the Letter Agreement is hereby amended to read as follows:

“Housing: You will receive a net monthly housing allowance of Fourteen Thousand Twenty Three British Pounds (£14,023) per month during the initial three year Term, to be revised in accordance with Company policy at the time if the Term is extended beyond the initial three years.”

FOSTER WHEELER INC.

53 Frontage Road, P.O. Box 9000, Hampton, NJ 08827-9000 Tel. (908) 730-4000 www.fwc.com

3.	Section 9 of the Letter Agreement is hereby amended to read as follows:

“Perquisites; Executive Cooperation: You will receive a net transportation allowance in the amount of One Thousand, Five Hundred Forty-Eight British Pounds (£1,548) per month during the initial three year Term, to be revised in accordance with Company policy at the time if the Term is extended beyond the initial three years. You will be reimbursed for your reasonable attorney’s fees incurred in the review of this First Amendment, in a total amount not to exceed Five Thousand United States Dollars (US$5,000). Should the Company so elect, you will cooperate in assisting the Company in obtaining key man life insurance policy on your life, the beneficiary of which shall be the Company, including completing all necessary application materials and submitting to one or more physical examinations with the physician of the Company’s choice.”

4.	Effective upon the execution of this First Amendment, Section 10 of the Letter Agreement is hereby amended to read as follows:

“Relocation: The relocation of you, your family, and belongings to the Reading area will be in accordance with Company’s usual Employee Relocation Policy and practices for senior executives of Parent. If your employment is terminated by the Company for any reason other than for Cause (as defined below), the Company shall bear the reasonable costs associated with repatriation to the US. You will receive a one-time net relocation and settling in allowance of Thirty Thousand United States Dollars (US$30,000), to be paid within thirty (30) days of the Reading Move Date and converted to, and paid in, British Pounds at the exchange rate on the date of payment. Pursuant to the foregoing, the Company will provide you with the following relocation assistance:

i.	The Company will assist in obtaining the proper work permits and/or visas necessary for your provision of services in England and reimburse you for any work permit/visa, passport and immigration expenses, including expenses for your dependents relocating or intending to relocate to England;

ii.	The cost of canceling work permits and/or visas that were necessary for the provision of services and/or residency in Switzerland for you and your dependents;

iii.	The reasonable cost of any expenses (including penalty costs) related to the termination of your leases in Switzerland for your primary residence, car, mobile phone, satellite and/or cable subscription or similar expenses provided you cooperate with the Company and use reasonable efforts to avoid and/or limit the expenses, if any, incurred in connection with terminating such leases;

iv.	The costs of any expenses related to your leases in Switzerland for your primary residence and/or car should such leases not be terminated by the Reading Move Date, provided you have used your best efforts to terminate such leases by the Reading Move Date;

v.	The reasonable cost of temporary living expenses in either Switzerland or England for a period of one hundred twenty (120) days surrounding the Reading Move Date and beginning on or after November 1, 2012;

vi.	The reasonable costs of any duplicate housing and utilities costs for the rental of a primary residence in either Switzerland or England for a period of one hundred twenty (120) days surrounding the Reading Move Date and beginning on or after November 1, 2012;

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vii.	The reasonable cost of storing household goods for a period of one hundred twenty (120) days from the date you vacate your primary residence in Switzerland, if required;

viii.	The reasonable costs of packing and shipping household goods and automobiles, if applicable, from Switzerland to England and or to one other location, if required;

ix.	Reimbursement for two (2) house hunting trips by you and/or your spouse of up to four (4) days each, to include reasonable lodging, transportation and meals;

x.	The cost of pet relocation, including transportation and kennel fees related to the move from Switzerland to England;

xi.	The reasonable cost for the negotiation and/or leasing fees incurred in connection with the initial rental of your primary residence in the Reading, England area. You may use the services of FWEL’s relocation service provider for such services; and

xii.	The actual and reasonable cost of miscellaneous expenses not set forth above and incurred in relation to your relocation from Switzerland to England; provided that you obtain the prior written approval of the Chairman of the Parent’s Board of Directors before submitting such expense to the Company for reimbursement.”

5.	Effective upon the execution of this First Amendment, for purposes of Section 13.d, it is agreed that the Relocation shall not constitute Good Reason, and you waive any right you may have to resign for Good Reason based upon the Relocation. This amendment to the Letter Agreement shall not affect your right to resign for Good Reason based upon events or conditions other than the Relocation; provided that, effective as of the Reading Move Date, Section 13.d.iv is hereby amended to read as follows:

“a material change in the geographic location at which you must perform your services, which material change shall be presumed to have occurred if the principal geographic location at which you must perform your services is relocated to a place that increases your commute to FWEL’s office in the Reading, England area by more than fifty (50) miles; or”

[Space Intentionally Left Blank]

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6.	Section 16 of the Letter Agreement is hereby amended to read as follows:

“Tax Equalization: Under the Company’s tax equalization policy, your obligation for income taxes shall not exceed the amount of income tax calculated on Base Salary, short-term annual incentive pay, and long-term incentive pay applying your home country tax rules without taking into consideration any foreign tax credit. Such amount will be deducted from your compensation. Should additional income taxes arise in the U.S., Switzerland, or the United Kingdom as a result of an assignment by the Company, the Company shall pay the additional tax. You may choose, as an alternative to the U.S. tax equalization program, to be personally responsible for the Swiss or United Kingdom, as the case may be, income tax on your Base Salary, short-term incentive pay and long-term incentive pay. In addition to the tax equalization on the compensation described above, you will be reimbursed for any wealth tax due in Switzerland or the United Kingdom as a result of an assignment by the Company. For the avoidance of doubt, the maximum period of time during which you may be considered to be “on assignment” and, therefore, eligible for assignment-related compensation and benefits such as tax equalization is five (5) years from the Effective Date.”

Except as otherwise provided above, all terms of the Letter Agreement shall remain in full force and effect following the Relocation. Please indicate your agreement with the foregoing amendments to the Letter Agreement by executing a copy of this First Amendment and returning it to me.

On behalf of FOSTER WHEELER INC.

/s/ Steven J. Demetriou
Steven J. Demetriou
Chairman of the Board of Directors
Foster Wheeler AG

Accepted and Agreed to:

/s/ J. Kent Masters
J. Kent Masters

Dated: October 29, 2012

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